Exhibit 15.1

KPMG LLP Suite 1700 100 North Tampa Street Tampa, FL 33602-5145

July 22, 2026

Tenax Aerospace Acquisition, LLC
Ridgeland, Mississippi

Re: Registration Statement No. 333-XXXXX of Air Industries Group

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 24, 2026 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Tampa, Florida

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.